UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2014

EPIQ SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Missouri	001-36633	48-1056429
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue Kansas City, Kansas	66105
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (913) 621-9500

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 18, 2014, the Board of Directors of Epiq Systems, Inc. (the “Company”) announced that it had commenced a process to explore a full range of strategic and financial alternatives, which may include among other things, acquisitions, divestitures, or a going-private or recapitalization transaction, in order to determine a course of action that is in the best interest of all shareholders. In order to ensure that this strategic review is carried out in the best interest of all shareholders, on October 8, 2014, the Board amended and restated its existing Amended and Restated Bylaws dated June 2, 2010 (such previous bylaws, the “Previous Bylaws” and such new bylaws, the “New Bylaws”). The amendments are intended to ensure, among other things, that the Company and its shareholders have all the information material for decision making purposes and that the special interests of one or more shareholders are not advanced in a manner that is inconsistent with the interests of the Company and its shareholders generally. The New Bylaws do not impair the Company’s shareholders’ ability to nominate individuals for election to the Board, or propose new business, in accordance with the Company’s bylaws and applicable law. The Board is committed to acting in the best interests of all shareholders, and these actions enhance the Board’s ability to do just that. The New Bylaws, which became effective immediately upon the Board’s approval, contain the following changes:

•	Advance Notice for Shareholder Nominations of Directors and Shareholder Proposals of Business. In Section 2.3(b) of Article II, the New Bylaws require notice of both shareholder nominations of directors and shareholder proposals of business for the annual meeting to be delivered to the Company not less than 180 calendar days nor more than 200 calendar days prior to the first anniversary of the date the proxy statement was released to the shareholders in connection with the preceding year’s annual meeting, subject to certain conditions. The Previous Bylaws required notice to be delivered not less than 180 calendar days prior to such anniversary.

As previously disclosed in the Company’s Proxy Statement for its 2014 annual meeting, a shareholder must submit a nomination or new business proposal for consideration at the 2015 annual meeting of shareholders by no later than November 1, 2014. The amendment to Section 2.3(b) of Article II did not modify the due date with respect to the 2015 annual meeting.

•	Information Requirements for Shareholder Nominations of Directors and Shareholder Proposals of Business. In Section 2.3 of Article II, the New Bylaws update and expand the information required to be provided by shareholders in connection with shareholder nominations of directors and proposals of business at a shareholder meeting. Among other things, a nominating shareholder and others acting in concert with the nominating shareholder must provide details regarding their interest in the Company (including information regarding derivative positions and hedging transactions with respect to the Company), their investment intent and strategy with respect to their investment in the Company, any arrangements or contacts with other parties regarding the proposed nominees, and additional information with respect to the proposed nominees. These updated and expanded information requirements will apply to nominations and new business proposals made in connection with the 2015 annual meeting of shareholders of the Company.

•	Eligibility to Nominate Directors at a Shareholder Meeting. In Section 2.3(a) of Article II, the New Bylaws provide that in order to nominate a director, the nominating shareholder must have been in compliance with their timing, filing and disclosure obligations under 17 C.F.R. § 240.13d-1 through 240.13d-7 under the Securities Exchange Act of 1934 for a period of at least twelve months prior to the time their notice regarding director nominations is delivered (or required to be delivered).

•	Conduct of Meeting. In Section 2.5 of Article II, the Board clarified that the chairman of the meeting has the power to adjourn shareholder meetings to another place, date and time.

•	Eligibility to Serve as a Director. In Section 3.2 of Article III, the New Bylaws provide that no person will be qualified to serve as a director unless he or she consents in writing to all applicable Board policies and guidelines of the Company.

•	Exclusive Forum. In Section 7.7 of Article VII, the New Bylaws designate the Circuit Courts of Jackson County in the State of Missouri, or, if such court lacks subject matter jurisdiction, the United States District Court for the Western District of Missouri as the exclusive forum for derivative actions; breach of director, officer or other employee duty claims; claims arising out of The General and Business Corporation Law of Missouri, the Company’s Articles of Incorporation or Bylaws; and claims governed by the internal affairs doctrine.

The Board also made certain technical and conforming amendments in the New Bylaws. The foregoing description of the New Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report:

3.1	Amended and Restated Bylaws of Epiq Systems, Inc., effective October 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2014

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name: Tom W. Olofson
Title: Chairman of the Board, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Epiq Systems, Inc., effective October 8, 2014.

5